UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2005

APPLE REIT SIX, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-112169	20-0620523
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2005, Apple REIT Six, Inc., through one of its wholly-owned subsidiaries, Apple Six Hospitality, Inc. (“Hospitality”), entered into a purchase contract for the purchase of five hotels. The hotels are currently under construction, and Hospitality proposes to purchase them following construction completion. The chart below describes the hotels proposed to be purchased:

Hotel (a)	Location	Number of Rooms (b)	Franchisor	Purchase Price	Seller
Homewood Suites	Wallingford, CT	104	Hilton Hotels Corporation	$ (c)	Briad Lodging Group Wallingford, LLC

Homewood Suites	Somerset, NJ	123	Hilton Hotels Corporation	(c)	Briad Lodging Group Somerset, LLC

Residence Inn	Mt. Olive, NJ	123	Marriott International, Inc.	(c)	Briad Lodging Group Mt. Olive, LLC

Courtyard by Marriott	Farmington, CT	119	Marriott International, Inc.	(c)	Briad Lodging Group Hartford, LLC

Residence Inn	Rocky Hill, CT	96	Marriott International, Inc.	(c)	Briad Lodging Group Rocky Hill, LLC

(a)	Trademarked. (symbol omitted). The Residence Inn and Courtyard by Marriott trademarks are the property of Marriott International, Inc. or one of its affiliates. The Homewood Suites trademark is the property of Hilton Hotels Corporation or one or more of its affiliates.
(b)	Anticipated number of rooms upon completion of each hotel.
(c)	The aggregate purchase price for all five hotels is $72,000,000.00 (including an additional $1,000,000 amount payable if all five hotels are purchased on or before August 1, 2005). Hospitality has not yet allocated the specific purchase price to each hotel. The allocation will be completed by the end of the review period as required under the purchase contract.

All of the sellers are affiliated with each other. Hospitality is not affiliated with any of the sellers. Under the purchase contract, Hospitality committed to make a deposit of $500,000 for each hotel within two business days of execution of the purchase contract for an aggregate amount of $2,500,000. Hospitality made the required deposit on April 11, 2005. The $2,500,000 deposit is refundable to Hospitality if Hospitality elects to terminate the purchase contract on or before May 8, 2005. If Hospitality does not elect to terminate the purchase contract on or before May 8, 2005, the deposit will be non-refundable, except in the case of a default by the seller, and will be credited toward the purchase price of each property at the time of closing. If Hospitality elects to terminate a purchase contract after the review period but prior to closing, the escrow agent will release the deposits to the respective seller listed above.

During the review period, Hospitality will have the opportunity to evaluate the legal, title, survey, construction, engineering, structural, mechanical, environmental, zoning, economic, permit status, franchise status, marketing and economic data, financial statements and information, property statements and franchise agreements, loan documents and other documents and information related to the hotels. Hospitality may terminate the purchase contract at any time during the review period for any reason. Hospitality may become aware of facts or conditions pertaining to some or all of the hotels as a result of its review that will cause it to terminate its agreement to purchase the hotels. As noted below, there is no assurance that any of the hotels will be purchased.

As a part of the purchase contract, each seller has agreed to assign its interest in its existing franchise agreement with the respective franchisor stated in the chart above to Hospitality at the time of closing and Hospitality has agreed to assume all of the obligations of each seller under the respective franchise agreements. In addition, at the time of closing, any existing management agreements for the hotels will be terminated and Hospitality, or one of its wholly-owned subsidiaries, will enter into new management agreements with other third-party management companies for the hotels.

There are a number of closing conditions which must be met prior to or at the closing for each hotel. They include but are not limited to the following: completion of construction of the hotels; the seller having performed and complied in all material respects with the covenants under the purchase contract; all third party consents having been obtained; the applicable franchise agreement shall have been assigned to Hospitality; and a new management agreement shall have been executed for the property. If a condition to Hospitality’s agreement to purchase is not satisfied, then Hospitality can terminate the contract as to all hotels not already purchased (and receive a return of the deposits for those hotels), or can terminate the contract as to the hotel affected by the failure to satisfy the condition (and receive a return of the deposit for the hotel). Accordingly, as of the date of this report and until the date or dates of closing of the acquisitions of the hotels, there is no assurance that any of the hotels will actually be acquired by the Company. It is also possible that one or more, but fewer than all, of the hotels listed above will ultimately be acquired by the Company. If all of the properties are purchased, the aggregate purchase price would be $72,000,000 (including an additional $1,000,000 amount payable if all five hotels are purchased on or before August 1, 2005) and the total number of rooms for the hotels purchased would be 565.

The deposit under the purchase contract was funded by Apple REIT Six, Inc.’s ongoing offering of Units. The purchase price for all of the hotels will be funded by Apple REIT Six, Inc.’s ongoing offering of Units.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Six, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, President

April 20, 2005